EXHIBIT 99.1

Reliant Holdings Reports Another Exceptional Year

Reliant Holdings Inc.

AUSTIN, TX / ACCESSWIRE / January 18, 2022 / Reliant Holdings, Inc. (OTCQB:RELT) $RELT, has reported yet another solid year in revenues. Among the Company’s strategic business ventures, Reliant Pools has seen growth and overall success year after year. In 2021, Reliant Pools reported over $3.8 million in sales in part to its expanding operations. Sales continue to be steady and growing, the average cost of a pool has increased to $165,865, up from $154,006 from the previous year.

“The pool industry has been preforming exceedingly well over recent months, Reliant Pools’ revenues in this area are a testament to the growth in the upscale housing markets, stated Elijah May Reliant Holdings, Inc. CEO. Reliant Pools is strongly positioned to capitalize on this growth sector of the industry and the company continues to add new team members to its team to keep up with demand to support the increased growth of the company, further commented Elijah May.”

The past couple of years have been particularly exciting for Reliant Holdings and the companies that fall under its umbrella. It’s core companies include long-standing Reliant Pools, Reliant Custom Homes and our newest expansion into Reliant Solar.

“We look to give homebuyers and builders quality high end products to meet all of their needs through our portfolio of Reliant Companies commented Elijah May, CEO Reliant Holdings Inc.”.

Reliant Holdings Inc. is focused in 2022 on our strategic business model to develop and grow successful companies under our parent company. This is in addition to our plans to grow and augment the Company’s business portfolio by acquiring and funding new businesses in the future.

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About Reliant Holdings Inc. (OTCQB:RELT)

Established in 2013 as Reliant Pools, Reliant Holdings has since expanded into a publicly traded company that now incorporates Reliant Custom Homes and Reliant Solar. Reliant continues to grow its operations after record-breaking years and expects 2022 to continue with positive revenues from prior years.

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Safe Harbor Statement

This communication contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements Include statements regarding the intent, belief or current expectations of US Highland, Inc. and members of its management as well as the assumptions on which such statements are based.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and those actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements Include fluctuation of operating results, the ability to compete successfully, and the ability to complete before-mentioned transactions. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contact:

Reliant Holdings Inc.
12343 Hymeadow Drive, Suite 3-A, Austin, TX 78750
info@reliantholdingsinc.com

SOURCE: Reliant Holdings Inc.

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